EXHIBIT 10.26

SECOND
AMENDMENT TO EMPLOYMENT AGREEMENT

     JEFFREY M. STAMPS, R.Ph. (“Employee”), and OMNICARE MANAGEMENT COMPANY, a Delaware corporation (the “Company”), hereby agree as follows:

     1. Recitals

          (a) The Company and Employee have entered into an employment agreement, dated June 1, 1999 (the “Employment Agreement”);

          (b) The Company and Employee amended the Employment Agreement by mutual written agreement on December 31, 2002 (the “Prior Amendment”); and

          (c) The Company and the Employee wish to amend the Employment Agreement as set forth below.

     2. Amendments

          (a) The second sentence of Section 2.2 is hereby amended by adding the following proviso at the end:

  “; provided, however, that the Company shall have no obligation to make any such contribution (and it shall not make any such contribution) at any time such contribution (if made) would result in a transfer of property (within the meaning of Section 83 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) by operation of Section 409A(b) of the Code.”

          (b) Section 2.3 of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

  “In all events, any reimbursement made to Employee pursuant to this Section 2.3 shall be made not later than the end of the calendar year following the year in which the related expense was incurred.”

          (c) Section 2.4 of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

  “Employee’s annual incentive compensation and bonuses with respect to each calendar year shall be paid to the Employee in the next following calendar year, on or before February 10 of such following calendar year.”

          (d) Section 3.4 of the Employment Agreement is hereby deleted and replaced with the following:

  “3.4 Termination by the Company for Reasons Other Than With Cause.

        (a) The Company shall have the right to terminate this Agreement other than a Termination for Cause upon thirty (30) days written notice to Employee. If the Company terminates this Agreement other than a Termination for Cause, (i) Employee shall receive as severance pay continued payment of his Base Salary (as that term is defined in Section 2.1 of this Agreement) until the date of the expiration of this Agreement but in no event less than a period of 18 months, such payment to be made in accordance with the Company’s standard payroll practices and with the first such payment to be made not later than thirty (30) days after Employee’s Separation from Service occurs; and (ii) the Rabbi Trust contributions Employee has received pursuant to Section 2.2 shall vest immediately upon termination. In the event of termination by the Company other than a Termination for Cause, Employee acknowledges that the Company shall have no obligations or liability to him whatsoever other than the obligations set forth in this paragraph. Employee’s right to receive such severance payments shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). As used herein, a “Separation from Service” occurs when Employee dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

        (b) Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Employee’s Separation from Service, then any payment or benefit pursuant to Section 3.4(a)(i) or pursuant to any other provision of this Agreement on account of the Employee’s Separation from Service, to the extent such payment (after taking into account all exclusions applicable to such payment under Section 409A of the Internal Revenue Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”)) is properly treated as deferred compensation subject to Code Section 409A, shall not be made until the first business day after (i) the expiration of six (6) months from the date of the Employee’s Separation from Service, or (ii) if earlier, the date of the Employee’s death (the “Delayed Payment Date”). On (or within five business days after) the Delayed Payment Date, there shall be paid to the Employee or, if the Employee has died, to the Employee’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon, compounded monthly, at an annual rate equal to the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Employee until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the highest interest rate, as of the first day of the month in which the Separation from Service occurs, payable by the Company on its outstanding publicly-traded debt (or if no such public debt is then outstanding, the rate at which the Company could then borrow from its primary bank lender) plus 100 basis points.”

          (e) Article 7 of the Employment Agreement is hereby amended by adding a new Section 7.12 to read in its entirety as follows:

  “7.12 Section 409A.

        (a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A so as not to subject the Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Employee.

        (b) Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) the Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.”

     3. General

     Except as previously changed by the Prior Amendment and as specifically amended herein, the Employment Agreement will remain in full force and effect in accordance with its original terms, conditions and provisions.

     IN WITNESS WHEREOF, the parties have duly executed this amendatory agreement as of December 29, 2008.

EMPLOYEE	OMNICARE MANAGEMENT COMPANY

/s/ Jeffrey M. Stamps, R.Ph.	/s/ Thomas R. Marsh
Jeffrey M. Stamps, R.Ph.	By: Thomas R. Marsh
Title: Assistant Treasurer